Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Service Providers” in the Prospectuses of the Boston Partners Investment Funds (Institutional Class and Investor Class), Summit Global Investments U.S. Low Volatility Equity Fund (I Shares), Abbey Capital Futures Strategy Fund (I Shares and A Shares) and Campbell Core Trend Fund (Institutional Shares) dated December 31, 2015, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information of the Boston Partners Investment Funds, Summit Global Investments U.S. Low Volatility Equity Fund, Abbey Capital Futures Strategy Fund and Campbell Core Trend Fund dated December 31, 2015, and to the incorporation by reference in this Registration Statement of The RBB Fund, Inc. (Form N-1A) (Post-Effective Amendment No. 187 to File No. 33-20827) of our reports dated October 30, 2015 with respect to the financial statements and financial highlights of the Boston Partners Small Cap Value Fund II, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners All-Cap Value Fund, WPG Partners Small/Micro Cap Value Fund, Boston Partners Global Equity Fund, Boston Partners Global Long/Short Fund, Summit Global Investments U.S. Low Volatility Equity Fund, Abbey Capital Futures Strategy Fund and Campbell Core Trend Fund (ten of the portfolios constituting The RBB Fund, Inc.) (the “Funds”), included in the Funds’ Annual Reports to shareholders for the year ended August 31, 2015.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 22, 2015